As filed pursuant to Rule 424(b)(3) and 424(c)
under the Securities Act of 1933, as amended
(File No. 333-100802)

STICKER SUPPLEMENT

DATED NOVEMBER 15, 2002

        This document supplements the prospectus, dated October 25, 2002, relating to the offering of $370 million aggregate principal amount of 12% second mortgage notes due 2010 by Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (the "Prospectus").

        The paragraph following the table of contents on the back cover page of the Prospectus is hereby replaced in its entirety with the following so as to update the expiration date of the dealers' prospectus delivery requirement:

        Until January 23, 2003 (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

        THIS STICKER IS PART OF THE PROSPECTUS AND MUST ACCOMPANY THE PROSPECTUS TO SATISFY PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED.